CONFIDENTIAL TREATMENT REQUESTED AS TO PORTIONS OF THIS DOCUMENT,
AND SUCH OMITTED INFORMATION HAS BEEN SEPARATELY FILED WTIH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS IN THIS DOCUMENT WHERE
INFORMATION HAS BEEN OMITTED ARE MARKED WITH THE SYMBOL "[*]."




SERVICE AGREEMENT

By and Between

PROMEDCO OF CULLMAN, INC.

and

CULLMAN PRIMARY CARE, P.C.

Effective March 6, 1996

Table of Contents
                                                                        Page No.

RECITALS..........................................................   1

1. RESPONSIBILITIES OF THE PARTIES................................   2
1.1   General Responsibilities of the Parties.....................   2
1.2   CPC's Matters...............................................   2
1.3   Patient Referrals...........................................   2

2. POLICY COUNCIL.................................................   2
2.1   Formation and Operation of the Policy Council...............   2
2.2   Duties and Responsibilities of the Policy Council...........   2

3. OBLIGATIONS OF PROMEDCO........................................   4
3.1   Management and Administration...............................   4
3.2   Expansion of Clinic.........................................   6
3.3   Events Excusing Performance.................................   8
3.4   Compliance With Applicable Laws..............................  8
3.5   Guaranty....................................................   8
3.6   Minimum Net Worth...........................................   8

4. OBLIGATIONS OF CDC.............................................   9
4.1   Professional Services.......................................   9
4.2   Employment Of Physician Employees...........................   9
4.3   Non-Clinic Expenses.........................................   9
4.4   Medical Practice............................................   9
4.5   Professional Insurance Eligibility..........................   9
4.6   Employment Of Non-Physician Employees.......................   9
4.7   Events Excusing Performance.................................   9
4.8   Compliance With Applicable Laws.............................   10
4.9   Restrictions on Use of Clinic Facility......................   10
4.10  CPC Employee Benefit Plans..................................   10
4.11  Physician Powers of Attorney................................   10
4.12  Spokesperson................................................   10
4.13  Physician Guarantees........................................   10

5. RECORDS........................................................   11
5.1   Patient Records.............................................   11
5.2   Other Records...............................................   11
5.3   Access to Records...........................................   11

6. FACILITIES TO BE PROVIDED BY PROMEDCO..........................   12
6.1   Facilities..................................................   12
6.2   Use of Facilities...........................................   12

7. FINANCIAL ARRANGEMENTS.........................................   12
7.1   Payments to CPC.............................................   12
7.2   Distribution................................................   12
7.3   Clinic Expenses.............................................   12
7.4   Accounts Receivable.........................................   12

8. INSURANCE AND INDEMNITY........................................   13
8.1   Insurance to Be Maintained by ProMedCo......................   13
8.2   Insurance to Be Maintained by CPC...........................   13
8.3   Tail Insurance Coverage.....................................   13
8.4   Additional Insured..........................................   14
8.5   Indemnification.............................................   14

9. RESTRICTIVE COVENANTS AND LIQUIDATED DAMAGES...................   14
9.1   Restrictive Covenants by CPC................................   14
9.2   Restrictive Covenants By Current Physician
          Shareholders and Physician Employees....................   14
9.3   Restrictive Covenants By Future Physician Employees.........   15
9.4   Physician Shareholder and Physician Employee Liquidated
          Damages.................................................   16
9.5   Restrictive Covenants of ProMedCo...........................   16
9.6   Enforcement.................................................   16
9.7   Termination of Restrictive Covenants........................   17

10. TERM; RENEWAL; TERMINATION...................................    17
10.1  Term and Renewal............................................   17
10.2  Termination by CPC..........................................   17
10.3  Termination by ProMedCo.....................................   19
10.4  Actions After Termination...................................   19

11. DEFINITIONS

11.1  Net Clinic Revenues.........................................   22
11.2  Distribution Funds..........................................   22
11.3  ProMedCo Distribution.......................................   22
11.4  Clinic......................................................   22
11.5  Clinic Facility.............................................   22
11.6  Clinic Expenses.............................................   22
11.7  Clinic Expenses shall not include...........................   23
11.8  Risk Pool Surpluses.........................................   23
11.9  Opening Balance Sheet.......................................   24
11.10 Technical Employees.........................................   24
11.11 Physician Shareholders......................................   24
11.12 Physician Employees.........................................   24
11.13 CPC Employees...............................................   24
11.14 Effective Date..............................................   24
11.15 Physician Extenders.........................................   24
11.16 Adjustments.................................................   24

12. GENERAL PROVISIONS............................................   24
12.1  Independent Contractor......................................   24
12.2  Proprietary Property........................................   25
12.3  Cooperation.................................................   25
12.4  Licenses, Permits and Certificates..........................   25
12.5  Compliance with Rules, Regulations and Laws.................   25
12.6  Generally Accepted Accounting Principles (GAAP).............   26
12.7  Notices.....................................................   26
12.8  Attorneys' Fees.............................................   26
12.9  Severability................................................   27
12.10 Arbitration.................................................   27
12.11 Construction of Agreement...................................   27
12.12 Assignment and Delegation...................................   27
12.13 Confidentiality.............................................   27
12.14 Waiver......................................................   27
12.15 Headings....................................................   27
12.16 No Third Party Beneficiaries................................   27
12.17 Time is of the Essence......................................   27
12.18 Modifications of Agreement for Prospective Legal Events.....   27
12.19 Whole Agreement; Modification...............................   28

SERVICE AGREEMENT

         This Service Agreement ("Agreement") dated March 12, 1996, among ProMedCo of Cullman, Inc., an Alabama corporation ("ProMedCo") which is an affiliate of ProMedCo, Inc., a Texas corporation ("Parent"), Parent and Cullman Primary Care, P.C., an Alabama Professional Corporation (`CPC`).

                                                     RECITALS:

         WHEREAS, CPC is a primary care group medical practice in Cullman, Alabama, which provides professional medical care to the general public;

         WHEREAS, ProMedCo is in the business of owning certain assets of and managing and administering medical clinics, and providing non-professional support services to and furnishing medical practices with the necessary facilities, equipment, personnel, supplies and support staff;

         WHEREAS, pursuant to a Stock Purchase Agreement dated of even date hereof, to which ProMedCo, Inc. and Cullman Family Practice, P.C. are parties (the "CFP Stock Purchase Agreement"), ProMedCo agreed to purchase all of the shares of capital stock of Cullman Family Practice, P.C.("UP");

         WHEREAS, pursuant to a Stock Purchase Agreement dated of even date hereof, to which ProMedCo, Inc. and Family Medical Clinic P.C., an Alabama corporation, are parties (the `FMC Stock Purchase Agreement"), ProMedCo agreed to purchase all of the shares of capital stock of Family Medical Clinic, P.C. ("FMC");

         WHEREAS, subject to the terms and conditions hereof, CPC desires to engage ProMedCo to provide to CPC management services, facilities, personnel, equipment and supplies necessary to operate the clinic (as defined herein) and ProMedCo desires to accept such engagement;

         WHEREAS, the basis for the financial considerations provided in this Agreement are derived from the revenues generated by the medical practice of CPC, such revenues having been documented by CPC and delivered to ProMedCo prior to the formulation and agreement of such aforementioned financial considerations; and

         WHEREAS, Parent desires to enter into this Agreement for purposes of guaranteeing the obligations of ProMedCo hereunder;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, CPC and ProMedCo hereby agree as follows:

1.  RESPONSIBILITIES OF THE PARTIES

         1.1 General Responsibilities of the Parties. ProMedCo shall provide CPC with offices, facilities, equipment, supplies, non-professional support personnel, and management and financial advisory services. CPC shall be responsible, with ProMedCo's assistance, for the recruitment and hiring of physicians, Technical Employees and all issues related to patient care and documentation thereof. ProMedCo shall neither exercise control over nor interfere with the physician-patient relationship, which shall be maintained strictly between the physicians of CPC and their patients.

         1.2 CPC's Matters. CPC shall maintain sole discretion and authority over the financial matters relative to its own professional corporation. It shall set compensation levels for CPC Employees. CPC will also be responsible for all other matters pertaining to the operation of CPC, including, but not limited to, accounting, tax planning, and tax preparation which shall remain the sole responsibility of CPC and the individual physician shareholders.

         1.3 Patient Referrals. The parties agree that the benefits to CPC do not require, are not payment for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by ProMedCo to any of CPC's patients in any facility or laboratory controlled, managed or operated by ProMedCo.

2.  POLICY COUNCIL

         2.1 Formation and Operation of the Policy Council. A Policy Council will be established which shall be responsible for the major policies which will serve as the basis for operations of the Clinic. The Policy Council shall consist of eight (8) members. ProMedCo shall designate, at its sole discretion, four (4) members of the Policy Council. Members of the Policy Council designated by either party shall be entitled to attend and vote by proxy at any meetings of the Policy Council so long as at least two (2) representatives of such party is present in person. CPC at its sole discretion shall designate four (4) members. Except as may otherwise be provided, the act of a majority of the members of the Policy Council shall be the act of the Policy Council.

         2.2 Duties and Responsibilities of the Policy Council. During the term of this Agreement, the Policy Council shall have the following duties and responsibilities.

         2.2.1 Physician Hiring. The Policy Council, with information and analysis provided by ProMedCo, shall determine the number and type of physicians required for the efficient operation of the Clinic; provided, however, that CPC shall make the final determination as to the individual physicians to be hired to fill such positions. The approval of ProMedCo shall be required for any variations to the restrictive covenants in any physician employment contract. The Policy Council shall approve all physician recruiting.

         2.2.2 Patient Fees. in consultation with. CPC and ProMedCo, the Policy Council shall review and adopt the fee schedule for all physician and ancillary services rendered by the Clinic.

         2.2.3 Administrator. The selection and retention of the Administrator pursuant to Section 3.1 shall be subject to the reasonable approval of the Policy Council. If CPC is dissatisfied with the services provided by the Administrator, CPC shall refer the matter to the Policy Council. ProMedCo and Policy Council shall in good faith determine whether the performance of the Administrator could be brought to acceptable levels through counsel and assistance, or whether the Administrator should be terminated. ProMedCo shall have the ultimate authority to terminate the Administrator.

         2.2.4 Ancillary Services. The Policy Council shall approve Clinic provided ancillary services based upon the pricing, access to and quality of such services.

         2.2.5 Provider and Payor Relationships. The Policy Council shall make the decisions regarding the establishment and maintenance of relationships with institutional health care providers and payors. The Policy Council shall be responsible for approving the allocation of capitation risk pools between the professional and institutional components of these pools to the extent applicable under a payor agreement. ProMedCo and CPC shall use actuarial data from a nationally recognized actuarial firm as agreed to by both parties, for the purposes of allocating capitation funds, for those professional services provided directly by CPC.

         2.2.6 Capital Improvements and Expansion. The Policy Council shall determine the priority for any renovation, expansion plans and major equipment expenditures with respect to the Clinic based upon economic feasibility, physician support, productivity and market conditions. Any capital expenditure in excess of $10,000 shall require the approval of the Policy Council.

         2.2.7 Annual Budgets. AR annual capital and operating budgets prepared by ProMedCo, as set forth in Section 3, shall be subject to the review and approval of the Policy Council, provided, however, ProMedCo shall have final approval of any capital required by ProMedCo.

         2.2.8 Strategic Planning. The Policy Council, with the assistance of ProMedCo, shall develop long-term strategic planning objectives.

         2.2.9 Exceptions to Inclusion in the Net Revenue Calculation. The exclusion of any revenue from Net Revenue, whether now or in the future, shall be subject to the approval of the Policy Council.

         2.2.10 Advertising. AR advertising, marketing, and public relations shall be subject to the prior review and approval of the Policy Council.

         2.2.11 Grievance Issues. Subject to the provisions of Section 1.2 of this Agreement, the Policy Council shall consider and make final decisions regarding grievances pertaining to matters not specifically addressed in this Agreement as referred to it by CPC's board or ProMedCo.

3. OBLIGATIONS OF PROMEDCO

         During the term of this Agreement, ProMedCo shall provide or arrange for the services set forth in this Section 3, the cost of all of which shall be included in Clinic Expenses. ProMedCo is hereby expressly authorized to perform its services in whatever manner it deems reasonably appropriate, in accordance with policies approved by the Policy Council, and including without limitation, performance of some functions at locations other than the Clinic Facility. CPC will not act in a manner which would prevent ProMedCo from efficiently managing the Clinic Facility operations in a business like manner. CPC, through its CPC Employees, will provide all medical services. ProMedCo will have no authority, directly or indirectly, to perform, and will not perform any medical function. ProMedCo may, however, advise CPC as to the relationship between its performance of medical functions and the overall administrative and business functioning of the Clinic.

         3.1 Management and Administration. During the term of this Agreement, CPC hereby appoints ProMedCo as the sole and exclusive manager and administrator of all non-medical functions and services related to CPC's services at the Clinic. CPC shall perform all medical services, and ProMedCo shall have no authority, directly or indirectly, to perform, and will not perform any medical function. ProMedCo may, however, advise CPC as to the relationship between its performance of medical functions and the overall administrative and business functioning of its practice. Without limiting the generality of the foregoing, ProMedCo shall provide the following administrative, management and marketing services as may be required in conjunction with CPC's services at the Clinic. ProMedCo shall hire and supervise an Administrator, subject to the reasonable approval of the Policy Council, to manage and administer all of the day-to-day business functions of ProMedCo, including without limitation:

         3.1.1 Annual Budgets. Financial planning and preparation of annual budgets. Annually and at least thirty (30) days prior to the commencement of each fiscal year, ProMedCo shall prepare and deliver to CPC capital and operating budgets reflecting in reasonable detail anticipated revenues and expenses, sources and uses of capital for growth of CPC's practice and Clinic services.

         3.1.2 Financial Statements. ProMedCo shall prepare monthly and fiscal year unaudited financial statements containing a balance sheet and a statement of income for Clinic operations, which shall include Net Clinic Revenues and Clinic Expenses, which shall be delivered to CPC within thirty (30) days after the close of each calendar month. The fiscal year statement shall be reviewed by a certified public accountant as selected by ProMedCo in connection with the audit of the financial statements of Parent. If CPC desires an audit in addition to the audit provided by ProMedCo, such an audit would be at CPC's expense.

         3.1.3 Non-Physician Personnel. ProMedCo will provide all personnel reasonably necessary for the conduct of Clinic operations with the exception of Physician Extenders and Technical Employees. ProMedCo shall determine and cause to be paid the salaries, fringe benefits and any sums for income taxes, unemployment insurance, social security taxes or any other withholding amounts required by applicable law or governmental authority, of all such personnel. Such personnel shall be under the direction, supervision and control of ProMedCo, with those personnel performing patient care services subject to the professional supervision of CPC. If CPC is dissatisfied with the services of any person, CPC shall consult with ProMedCo. If CPC desires that such person be terminated, then, unless ProMedCo shall in good faith determine that the performance of that employee is likely to be brought to acceptable levels through counsel and assistance, such employee shall be terminated. AR of ProMedCo's obligations regarding staff shall be governed by the overriding principle and goal of providing high quality medical care.

         3.1.4 Quality Assurance. ProMedCo will assist CPC in fulfilling its obligation to its patients to maintain high quality medical and professional services, including patient satisfaction programs, employee education, outcomes analysis, clinical protocol development and to implement a risk management program.

         3.1.5 Facilities and Equipment. ProMedCo will ensure the proper cleanliness of the premises, maintenance and cleanliness of the equipment, furniture and furnishings located on the premises.

         3.1.6 Inventory Control and Purchasing Supplies. ProMedCo shall order and purchase inventory and supplies, and such other ordinary, necessary or appropriate materials which ProMedCo shall reasonably deem to be necessary in the operation of the Clinic, to deliver quality Clinic services in a cost effective manner.

         3.1.7 Managed Care Contracting. ProMedCo will be responsible for marketing, negotiation, and administering all managed care contracts, as well as providing necessary actuarial and utilization data for these managed care contracts, subject to the provisions of Section 2.2.5.

         3.1.8 Billing and Collections. ProMedCo shall bill patients and collect all fees for services performed inside or outside the Clinic Facility or arrange for such billing and collection. CPC hereby appoints ProMedCo, for the term hereof, to be its true and lawful attorney-in-fact for the following purposes
(i) to bill patients in CPC's name and on its behalf, (ii) to collect accounts receivable resulting from such billing in CPC's name and on its behalf, (iii) to receive payments from Blue Cross and Blue Shield, Medicare, Medicaid, payments from health plans, and all other third party payors; (iv) to receive the cash proceeds of any accounts receivable; (v) to take possession of and endorse in the name of CPC (and/or in the name of an individual physician, such payment intended for purpose of payment of a physician's bill) any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable; and (v) in accordance with policies adopted by the Policy Council, to' initiate legal proceedings in the name of CPC to collect any accounts and monies owed to the Clinic, to enforce the rights of CPC as creditors under any contract or in connection with the rendering of any service, and to contest reduced payments and denials by governmental agencies (or its fiscal intermediaries) as third-party payors. AR Adjustments, as hereinafter defined, made for uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee shall be done in a reasonable and consistent manner acceptable to ProMedCo's independent certified public accountants.

         3.1.9 Deposit of Net Clinic Revenues. During the term of this Agreement, an Net Clinic Revenues collected resulting from the operations of the Clinic shall be deposited directly into a bank account of which CPC shall be the owner ("Account"). ProMedCo and CPC shall maintain their accounting records in such a way as to clearly segregate Net Clinic Revenues from other funds of ProMedCo or CPC. CPC hereby appoints ProMedCo as its true and lawful attorney-in-fact to deposit in the Account all revenues collected. CPC covenants, and shall cause all CPC Employees to covenant, to forward any payments received with respect to Net Clinic Revenues for services provided by CPC and CPC Employees to ProMedCo for deposit. ProMedCo shall have the right to withdraw funds from the Account and all owners of the Account shall execute a revocable standing transfer order ("Transfer Order") under which the bank maintaining the Account shall periodically transfer the entire balance of the Account to a separate bank account owned solely by ProMedCo ("ProMedCo Account"). CPC and ProMedCo hereby agree to execute from time to time such documents and instructions as shall be required by the bank maintaining the Account and mutually agreed upon to effectuate the foregoing provisions and to extend or amend such documents and instructions. Any action by CPC that interferes with the operation of this Section, including, but not limited to, any failure to deposit or have ProMedCo deposit any Net Clinic Revenues into the Account, any withdrawal of any funds from the Account not authorized by the express terms of this Agreement, or any revocation of or attempt to revoke the Transfer Order (otherwise than upon expiration or termination of this Agreement), will constitute a breach of this Agreement and will entitle ProMedCo, in addition to any other remedies that it may have at law or in equity, to seek a court ordered assignment of the following rights:

         (a) To collect accounts receivable resulting from the provision of services to patients of CPC and its CPC Employees;

         (b) To receive payments from patients, third party payor plans, insurance companies, Medicare, Medicaid and all other payors, with respect to services rendered by CPC and its CPC Employees;

         (c) To take possession of and endorse any notes, checks, money orders, insurance payments and any other instruments received as payment of such accounts receivable; and

         (d)  To collect all revenues of the Clinic.

         3.1.10 Management Information Systems/Computer Systems. ProMedCo shall supervise and provide information systems that are necessary and appropriate for the operation of the Clinic.

         3.1.11 Legal and Accounting Services. ProMedCo shall arrange for or render to CPC such business, legal and financial management consultation and advice as may be reasonably required or requested by CPC and directly related to the operations of the Clinic. ProMedCo shall not be responsible for rendering any legal or tax advice or services or personal financial services to CPC or any employee or agent of CPC.

         3.1.12 Negotiation and Payment of Premiums For All Insurance Products Held By CPC. ProMedCo shall negotiate for and cause premiums to be paid with respect to the insurance provided for in Section 8. Premiums and deductibles with respect to such policies shall be a Clinic Expense.

         3.1.13 Physician Recruiting. ProMedCo shall assist CPC in recruiting additional physicians, as approved by the Policy Council, carrying out such administrative functions as may be appropriate such as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, CPC shall interview and make the ultimate decision as to the suitability of any physician to become associated with the Clinic. AU physicians recruited by ProMedCo and accepted by CPC shall be the sole employees of CPC to the extent such physicians are hired as employees. Any expenses incurred in the recruitment of physicians, including, but not limited to, employment agency fees, relocation and interviewing expenses shall be Clinic Expenses.

         3.1.14 Supervision of Ancillary Services. ProMedCo shall operate and supervise such ancillary services as approved by the Policy Council.

         3.1.15 Strategic Planning Assistance. ProMedCo shall assist with and implement the strategic plan as approved by the Policy Council.

         3.1.16 Advertising and Public Relations. As provided in Section 2.2. 10, this would be subject to the review and approval of the Policy Council. The program shall be conducted in compliance with applicable laws and regulations governing professional advertising and in accordance with the standards and medical ethics of the American Medical Association and the Alabama Medical Association.

         3.1.17 Files and Records. ProMedCo shall supervise and maintain custody of all files and records relating to the operation of the Clinic, including but not limited to accounting, billing, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of CPC. The management of all files and records shall comply with applicable state and federal statutes. ProMedCo shall use its good faith efforts to preserve the confidentiality of patients medical records and use information contained in such records only for the limited purpose necessary to perform the services set forth herein, provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement.

         3.2 Expansion of Clinic. ProMedCo will pursue various programs to increase revenue and profitability including assisting CPC in adding additional office based procedures, ancillary services and adding additional satellite office(s) as determined by the Policy Council to be beneficial to the Clinic. ProMedCo will also assist in recruiting new physicians and developing relationships and affiliations with other physicians, hospitals, networks, HMOs, etc. To assist in the continued growth and development of the Clinic, ProMedCo may acquire other physician practices. CPC will cooperate with ProMedCo in such expansion efforts and use its good faith efforts to assist ProMedCo with respect thereto. Without limiting the generality of the foregoing, CPC will not enter into any agreements with respect to any such matter without the prior consent of ProMedCo.

         3.3 Events Excusing Performance. ProMedCo shall not be liable to CPC for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies, or other events over which ProMedCo has no control for so long as such events continue, and for a reasonable amount of time thereafter.


         3.4 Compliance With Applicable Laws. ProMedCo shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement.

         3.5 Guaranty. Parent hereby guarantees the performance by ProMedCo of ProMedCo's obligations under this Agreement.

         3.6 Minimum Net Worth. During the Term of the Service Agreement Parent shall maintain a minimum net worth of Two Million Five Hundred Thousand Dollars ($2,500, 000). The term "Net Worth" shall mean consolidated shareholders equity of Parent and its subsidiaries, including redeemable preferred stock, less liabilities determined in accordance with generally accepted accounting principles. Parent shall notify CPC in writing in the event its Net Worth falls below this minimum and shall provide CPC semiannually a letter evidencing compliance with this Section 3.6.

4.  OBLIGATIONS OF CPC

         4.1 Professional Services. CPC shall provide professional services to patients in compliance at all times with ethical standards, laws and regulations applying to the medical profession. CPC shall also ensure that each physician associated with CPC is licensed by the State of Alabama. In the event that any disciplinary actions or medical malpractice actions are initiated against any such physician, CPC shall immediately inform the Administrator of such action and the underlying facts and circumstances. CPC shall carry out a program to monitor the quality of medical care practiced, with ProMedCo's assistance. CPC will cooperate with ProMedCo in taking steps to resolve any utilization review or quality assurance issues which may arise in connection with the Clinic.

         4.2 Employment Of Physician Employees. CPC shall have complete control of and responsibility for the hiring, compensation, supervision, evaluation and termination of its Physician Shareholders and Physician Employees, although at the request of CPC, ProMedCo shall consult with CPC regarding such matters. CPC shall enforce formal employment agreements from each of its Physician Shareholders and Physician Employees, hired or contracted, substantially in the form attached hereto as Exhibit "C".

         4.3 Non-Clinic Expenses. CPC shall be solely responsible for the payment of all costs and expenses incurred in connection with CPC's operations which are not Clinic Expenses, including, but not limited to, accounting and other professional services fees, membership in professional associations, continuing medical education, and licensing and board certification fees, plus salaries and benefits, retirement plan contributions, health, disability and life insurance premiums, payroll taxes for its physicians and Physician Extenders.

         4.4 Medical Practice. CPC shall use and occupy the Clinic Facility exclusively for the practice of medicine, and shall comply with all applicable local rules, ordinances and all standards of medical care. It is expressly acknowledged by the parties that the medical practice or practices conducted at the Clinic Facility shall be conducted solely by physicians associated with CPC as employee or independent contractor, and no other physician or medical practitioner shall be permitted to use or occupy the Clinic Facility without the prior written consent of ProMedCo.

         4.5 Professional Insurance Eligibility. CPC shall cooperate in the obtaining and retaining of professional liability insurance by assuring that its Physician Shareholders and Physician Employees are insurable, and participating in an ongoing risk management program.

         4.6 Employment Of Non-Physician Employees. Technical Employees will remain in the employ of CPC. As provided in Section 3.1.3., ProMedCo will provide payroll and administrative services for such Technical Employees, and such Technical Employees, as provided for under Section IL 6. 1, shall be a Clinic Expense.

         4.7 Events Excusing Performance. CPC shall not be liable to ProMedCo for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies, death or Total Disability (as hereinafter defined) of any physician, or other events over which CPC has no control for so long as such events continue, and for a reasonable amount of time thereafter.

         4.8 Compliance With Applicable Laws. CPC shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement.

         4.9 Restrictions on Use of Clinic Facility. CPC shall at all times during the term of this Agreement comply with the policy of ProMedCo stated in
Section 6.2 herein.

         4.10  CPC Employee Benefit Plans.

         (a) As of the Effective Date of this Agreement, CPC has in effect the employee welfare benefit plans (as such term is defined in Section 3(l) of the

Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and the employee pension benefit plans (as such term is defined in Section 3(2) of ERISA), as set forth in Exhibit "D" to this Agreement.

         (b) CPC shall not enter into any new "employee benefit plan" (as defined in Section 3(3) of ERISA) without the express written consent of ProMedCo. Except as otherwise required by law, CPC shall not materially amend, freeze, terminate or merge any CPC Plan without the express written consent of ProMedCo. CPC agrees to make such changes to CPC's Plan, including the freeze, termination, or merger of such CPC Plan, as may be approved by ProMedCo.


         (c) Expenses incurred in connection with any CPC Plan or other employee benefit plan maintained by CPC, including without limitation the compensation of counsel, accountants, corporate trustees and other agents shall be included in Clinic Expenses.

         (d) The contribution and administration expenses for Physician Shareholders and Physician Employees shall be an expense of CPC. ProMedCo shall make contributions or payments with respect to any CPC Plan, as a Clinic Expense, on behalf of eligible Technical Employees.

         (e) ProMedCo shall have the sole and exclusive authority to adopt, amend, or terminate any employee benefit plan for the benefit of its employees. ProMedCo shall have the sole and exclusive authority to appoint the trustee, custodian, and administrator of any such plan.

         4.11 Physician Powers of Attorney. CPC shall require all CPC Employees to execute and deliver to ProMedCo powers of attorney, satisfactory in form and substance to ProMedCo and CPC, appointing ProMedCo as attorney-in-fact for each for the purposes set forth in Sections 3.1.8 and 3.1.9, which powers of attorney shall immediately terminate upon termination of this Agreement.

         4.12 Spokesperson. CPC shall serve as@ spokesperson for ProMedCo, Parent and Clinic sales and development activities. The parties agree that Dr. Gregory L. Meiman and Dr. Rick Gober, or such other Physician Shareholders as the Policy Council shall appoint, shall serve in this capacity on behalf of CPC.

         4.13 Physician Guarantees. AU CPC shareholders(Drs. Meiman, Bostick, Montgomery, Holowach, Schendel, Gober, Machen, Brumleve, and Johnson) agree to the terms and conditions of this Agreement as evidenced by their signature on the Agreement. These physicians agree to personally guarantee the performance of the obligations of CPC under this Agreement for a period of seven (7) years from the effective date of this Agreement; provided, however, that in the event any of the above named physicians employment with CPC is terminated due to death or Total Disability, then such physician's guarantee shall terminate immediately and provided further, however, in the event this Agreement is terminated in accordance with Section 1 0 hereof then such physician's guarantee shall terminate upon such termination of this Agreement.. For purposes of this Agreement, "Total Disability" shall mean the physician's inability to perform the normal duties of his employment by CPC as a physician. If there is any disagreement between CPC and the physician as to the disability or non-disability of the physician or as to the effective date of any such disability, the same shall be determined after an examination of the physician by an examining physician (the "Examining Physician") to be selected by CPC and ProMedCo. The physician shall be available for such an examination at any reasonable time. The determination of such Examining Physician selected by the Employer shall be conclusive evidence of the disability or the nondisability of the physician and of the date any such disability began. If the physician should not cooperate in the examination by such physician selected by CPC and ProMedCo, then, for purposes hereof, the determination of the physician's disability or nondisability and the date any such disability began shall be made by CPC and ProMedCo in their sole discretion.

5.RECORDS

         5.1 Patient Records. Upon termination of this Agreement, CPC shall retain all patient medical records maintained by CPC or ProMedCo in the name of CPC. CPC shall, at its option, be entitled to retain copies of financial and accounting records relating to all services performed by CPC.

         5.2 Other Records. All records relating in any way to the operation of the Clinic which are not the property of CPC under the provisions of Section
5.1 above, shall at an times be the property of ProMedCo.

         5.3 Access to Records. During the term of this Agreement, and thereafter, CPC or its designee shall have reasonable access upon reasonable notice during normal business hours ProMedCo's financial records, including, but not limited to, records of collections, expenses and disbursements as kept by ProMedCo in performing ProMedCo's obligations under this Agreement, and CPC may copy any or all such records.

6.       FACILITIES TO BE PROVIDED BY PROMEDCO

         6.1 Facilities. ProMedCo hereby agrees to provide or arrange as a Clinic Expense the offices and facilities for Clinic operations, including but not limited to, the Clinic Facility and all costs of repairs, maintenance and improvements, utility (telephone, electric, gas, water) expenses, normal janitorial services, related real or personal property lease cost payments and expenses, taxes and insurance, refuse disposal and all other costs and expenses reasonable incurred in conducting operations in the Clinic Facility during the term of this Agreement.

         6.2 Use of Facilities. Voluntary abortions will not be performed in facilities that are owned or leased by ProMedCo or any of its affiliates in whole or in part. ProMedCo and CPC agree that CPC, as an independent contractor, is a separate organization that retains the authority to direct the medical, professional, and ethical aspects of its medical practice. If a Physician Shareholder or a Physician Employee performs abortion procedures in any facility, ProMedCo shall not receive any ProMedCo Distribution from the revenue generated from such procedures.

7.  FINANCIAL ARRANGEMENTS

         7.1 Payments to CPC. CPC and ProMedCo agree that the compensation set fourth herein is being paid to CPC in lieu of charges which CPC or its Physician Shareholders or CPC Employees would otherwise earn and retain for the provision of medical services to patients of their medical practice and which CPC or the Physician Shareholders or CPC Employees would otherwise bill and retain for their own account. As compensation for its services rendered, each month ProMedCo shall pay CPC the amount of the CPC Distribution. All Net Clinic Revenues after deduction of Clinic Expenses, and the ProMedCo Distribution, shall be referred to as the " CPC Distribution."

         7.2 Distribution. ProMedCo shall pay to CPC the CPC Distribution. Some amounts may need to be estimated, with adjustments made as necessary the following month. Any audit adjustments would be made after completion of the fiscal year audit.

         7.3 Clinic Expenses. Commencing on the Effective Date, ProMedCo shall pay an Clinic Expenses as they fall due, provided, however, that ProMedCo may, in the name of and on behalf of CPC, contest in good faith any claimed Clinic Expenses as to which there is any dispute regarding the nature, existence or validity of such claimed Clinic Expenses. ProMedCo hereby agrees to indemnify and hold CPC harmless from and against any liability, loss, damages, claims, causes of action and reasonable expenses of CPC (including, without limitation, reasonable attorney fees) resulting from the contest of any Clinic

Expenses.

         7.4 Accounts Receivable. Except for the first month of this Agreement, on approximately the 15th day of each month, ProMedCo shall purchase the accounts receivable of CPC arising during the previous month, by payment of cash, or other readily available funds into an account of CPC. The consideration for the purchase shall be an amount equal to the CPC Distribution for such previous month. Although it is the intention of the parties that ProMedCo purchase and thereby become owner of the accounts receivable of CPC, in case such purchase shall be ineffective for any reason, CPC, as of the Effective Date of this Agreement, grants and shall cause each CPC Employee to grant to ProMedCo a first priority lien on and security interest in and to any and all interest of CPC and such CPC Employees in any accounts receivable generated by the medical practice of CPC and the CPC Employees or otherwise generated through the operations of the Clinic during the term of this Agreement, and all proceeds with respect thereto, to secure the performance of CPC under the terms of this Agreement including, but not limited to the transfer of funds in accordance with Section 3.1.9, and this Agreement shall be deemed to be a security agreement to the extent necessary to give effect to the foregoing. In addition, CPC shall cooperate with ProMedCo and execute and deliver, and cause each CPC Employee to execute and deliver, all reasonably necessary documents in connection with the pledge of such accounts receivable to ProMedCo or at ProMedCo's option, its lenders. All collections in respect of such accounts receivable shall be deposited in a bank account in accordance with Section 3.1.9. To the extent CPC or any CPC Employee comes into possession of any payments in respect of such accounts receivable, CPC or such CPC Employee shall direct such payments to be deposited in accordance with Section 3.1.9.

8.  INSURANCE AND INDEMNITY

         8.1 Insurance to Be Maintained by ProMedCo. Throughout the term of this Agreement, ProMedCo will purchase and maintain, as a Clinic Expense, comprehensive professional liability insurance for all professional non-physician employees of ProMedCo and CPC with limits as determined reasonable by ProMedCo in its national program, comprehensive general liability insurance and property insurance covering the Clinic Facility and operations.

         8.2 Insurance to Be Maintained by CPC. Unless otherwise determined by the Policy Council, throughout the term of this Agreement, subject to the provisions of Section 4.5 and Section 8. 1, CPC shall maintain comprehensive professional liability insurance with limits of not less than $1,000,000 per claim and with aggregate policy limits of not less than $3,000,000 per physician and a separate limit for CPC, the cost of which shall be a Clinic Expense. CPC shall be responsible for all liabilities (including without limitation deductibles and excess liabilities) not paid within the limits of such policies. ProMedCo shall have the option, with Policy Council approval, of providing such professional liability insurance through an alternative program, provided such program meets the requirements of the Insurance Commissioner of the State of Alabama.

         8.3 Tail Insurance Coverage. Unless covered by an "occurrence" malpractice policy, CPC will cause each individual physician associated with the Clinic to enter into an agreement with CPC that upon termination of such physician's relationship with CPC, for any reason, tail insurance coverage will be purchased by the individual physician. Such provisions may be contained in employment agreements, restrictive covenant agreements or other agreements entered into by CPC and the individual physicians, and CPC hereby covenants with ProMedCo to enforce such provisions relating to the tail insurance coverage or to provide such coverage at the expense of CPC.

         8.4 Additional Insured. CPC and ProMedCo agree to use their good faith efforts to have each other named as an additional insured on the other's respective professional liability insurance programs at ProMedCo's expense.

         8.5 Indemnification. CPC shall indemnify, hold harmless and defend ProMedCo, its officers, directors and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), to the extent not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or any other acts or omissions by CPC and/or its shareholders, agents, employees and/or subcontractors (other than ProMedCo) during the term hereof, including any claim against ProMedCo by an CPC Employee, which claim arises out of such CPC Employees' employment relationship with CPC or as a result of services performed by such CPC Employee, and which claim would typically be covered by worker's compensation and ProMedCo shall indemnify, hold harmless and defend CPC, its officers, directors and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), to the extent not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any acts or omissions by ProMedCo and/or its shareholders, agents, employees and/or subcontractors (other than CPO during the term of this

Agreement including, but not limited to, the purchase of accounts receivable of CPC pursuant to Section 7.4 provided any such liability is not incurred as a result of any intentional act or failure to act, on the part of CPC or any director, officer, Shareholder, employee or agent thereof.

9. RESTRICTIVE COVENANTS AND LIQUIDATED DAMAGES

         The parties recognize that the services to be provided by ProMedCo shall be feasible only if CPC operates an active medical practice to which the physicians associated with CPC devote their full time and attention. To that end:

         9.1 Restrictive Covenants by CPC. During the term of this Agreement, CPC shall not establish, operate or provide physician services at any medical office, clinic or other health care facility providing services substantially similar to those provided by CPC pursuant to this Agreement anywhere within the Restricted Area as defined within Exhibit C without the consent of ProMedCo.

         9.2 Restrictive Covenants By Current Physician Shareholders and Physician Employees. CPC shall enforce employment agreements, substantially in the form of Exhibit B and in a form reasonably satisfactory to ProMedCo, with its current Physician Shareholders and Physician Employees pursuant to which the Physician Shareholders and Physician Employees agree that (a) during the term of their employment agreement not to establish, operate or provide physician services at any medical office, clinic or outpatient and/or ambulatory treatment or diagnostic facility providing services substantially similar to those provided by CPC pursuant to this Agreement within the Restricted Area as defined within Exhibit C and (b) if the termination of the employment agreement occurs prior to the expiration of the initial seven (7) year term of the employment agreement that for a period of twenty-four (24) months after the date of termination of his employment with CPC, the Physician Shareholders and Physician Employees shall not, either directly as a partner, employer,' agent, independent contractor, employee or indirectly through a corporation, partnership, affiliate, subsidiary or otherwise, (i) enter into a provider agreement or other contract with, nor provide any medical services in connection with or pursuant to any such provider agreement or other contract, any third party payor having a provider agreement or other contract with CPC or any other employee of CPC at any time within 120 days prior to and including the date of Physician Shareholder's or Physician Employee's termination of employment with CPC or (ii) solicit, induce or attempt to induce any patient of CPC to become a patient of such Physician Shareholder or Physician Employee or any partner, employee or affiliate of such Physician Shareholder or Physician Employee. As used herein, a third party payor shall include, without limitation, any employer, coalition of employers, union or similar organization maintaining a health benefit plan for the benefit of its employees or members, any insurance company, any Blue Cross/Blue Shield plan, any health maintenance organization, preferred provider organization, independent physicians association, physicians hospital organization, or similar entity or arrangement which contracts for physician services on behalf of its employees or members or other third party payors. However, as used herein, the term "third party payor" shall not include the federal Medicare program or the state Medicaid program, although such terms shall include any health maintenance organization providing Medicare or Medicaid benefits to plan participants. This provision shall be limited in its application to the Restricted Area as defined within Exhibit C. The employment agreements shall have a term of seven (7) years ("employment agreement term" as used within this Section 9 shall mean a time period of seven (7) years), commencing on the effective date of the CFP Stock Purchase Agreement and the FMC Stock Purchase Agreement. ProMedCo shall have third-party rights to enforce such agreements.

         9.3 Restrictive Covenants By Future Physician Employees. CPC shall obtain and enforce formal employment agreements from each of its future Physician Shareholders and Physician Employees, pursuant to which such physicians agree (a) during the term of their employment agreement not to establish, operate or provide physician services at any medical office, clinic or outpatient and/or ambulatory treatment or diagnostic facility providing services substantially similar to those provided by CPC pursuant to this Agreement within the Restricted Area as defined within Exhibit C and (b) that for a period of twenty-four (24) months after the date of termination of his employment with CPC, the Physician Shareholders and Physician Employees shall not, either directly as a partner, employer, agent, independent contractor, employee or indirectly through a corporation, partnership, affiliate, subsidiary or otherwise, (i) enter into a provider agreement or other contract with, nor provide any medical services in connection with or pursuant to any such provider agreement or other contract, any third party payor having a provider agreement or other contract with CPC or any other employee of CPC at any time within 120 days prior to and including the date of Physician Shareholder's or Physician Employee's termination of employment with CPC or (ii) solicit, induce or attempt to induce any patient of CPC to become a patient of such Physician Shareholder or Physician Employee or any partner, employee or affiliate of such Physician Shareholder or Physician Employee. As used herein, a third party payor shall include, without limitation, any employer, coalition of employers, union or similar organization maintaining a health benefit plan for the benefit of its employees or members, any insurance company, any Blue Cross/Blue Shield plan, any health maintenance organization, preferred provider organization, independent physicians association, physicians hospital organization, or similar entity or arrangement which contracts for physician services on behalf of its employees or members or other third party payors. However, as used herein, the term 'third party payor" shall not include the federal Medicare program or the state Medicaid program, although such terms shall include any health maintenance organization providing Medicare or Medicaid benefits to plan participants. This provision shall be limited in its application to the Restricted Area as defined within Exhibit C. The employment agreements shall have a term of five (5) years. ProMedCo shall have third-party rights to enforce such agreements.

         9.4 Physician Shareholder and Physician Employee Liquidated Damages. The employment agreement terms described in Sections 9.2 and 9.3 of this Agreement will provide that the Physician Shareholders and Physician Employees (existing or future) may be released from the restrictive covenants described in Sections 9.2(b) and (9.3(b) contained in their employment agreement by paying Liquidated Damages in the amount of the lesser of Two Hundred Thousand Dollars ($200,000) or one (1) times such physician's income, as reported to the Internal Revenue Service for the previous twelve (12) months. In addition, if a Physician Shareholder or Physician Employee received any ProMedCo consideration pursuant to the CFP Stock Purchase Agreement or the FMC Stock Purchase Agreement, and said Physician Shareholder or Physician Employee terminates their employment agreement with CPC for any reason (other than death or disability) prior to the seventh anniversary of the CFP Stock Purchase Agreement and the FMC Stock Purchase Agreement, or is terminated for cause by CPC prior to the seventh anniversary of the CFP Stock Purchase Agreement and the FMC Stock Purchase Agreement, then said Physician Shareholder or Physician Employee will forfeit any Unredeemed Equity, as hereinafter defined, that was yet to be received pursuant to the CFP Stock Purchase Agreement or the FMC Stock Purchase Agreement, as the case may be. Such payments shall be made to ProMedCo by CPC simultaneously with the payment by the physician to CPC. Such payment shall be first applied to all costs incurred by ProMedCo in the enforcement of the employment agreement for that departing physician and in recruiting a replacement physician for that departing physician. The remainder, if any, shall become an additional service fee to be paid to ProMedCo pursuant to Section 7. The accounting treatment of such funds shall be consistently applied and approved by ProMedCo's independent certified public accountants and the Policy Council.

         9.5 Restrictive Covenants of ProMedCo. During the term of this Agreement, ProMedCo shall not establish, operate or enter into a service agreement with, or provide the same services as those provided under this Agreement to, any medical practice within the Restricted Area set forth in Exhibit C, without the consent of CPC.

         9.6 Enforcement. ProMedCo and CPC acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this
Section 9 shall be inadequate, either party shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist by law. All parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any provision of Section 9 relating to territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity, restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity, restricted and/or area of most restriction deemed to be reasonable and enforceable by the court shall thereafter be the time period, scope of activity, restricted and/or area of restriction applicable to the restrictive covenant provisions in this Section 9. The invalidity or non-enforceability of this
Section 9 in any respect shall not affect the validity or enforceability of the remainder of this Section 9 or of any other provisions of this Agreement unless the invalid or non-enforceable provisions materially affect the benefits either party would otherwise be entitled to receive under this Section 9 or any other provision of this Agreement.

         9.7 Termination of Restrictive Covenants. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated, the employment agreement terms contained in this Section 9 shall be null and void and of no further force or effect.

10. TERM; RENEWAL; TERMINATION

10.1 Term and Renewal. The term of this Agreement shall commence on the date hereof and shall continue for forty (40) years, after which it shall automatically renew for 5-year terms unless either party provides the other party with at least six (6) months but not more than nine (9) months written notice prior to any renewal date.

         10.2  Termination by CPC.  CPC may terminate this Agreement as follows:

         10.2.1 In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by ProMedCo or Parent, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by ProMedCo, except for the filing of a petition in involuntary bankruptcy against ProMedCo which is dismissed within 30 days thereafter, CPC may give notice of the immediate termination of this Agreement.

         10.2.2 In the event ProMedCo or Parent shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of 90 days after written notice thereof has been given to ProMedCo by CPC; or ProMedCo shall fail to remit the payments due as provided in Section 7 hereof and such failure to remit shall continue for a period of ten (10) days after written notice thereof, CPC may terminate this Agreement. Termination of this Agreement pursuant to this Section 10.2.2 by CPC shall require the affirmative vote of 75% of the Physician Shareholders.

         10.2.3 In the event ProMedCo or Parent shall default on any of its payments due under the Subordinated Convertible Notes pursuant to the CFP Stock Purchase Agreement or the FMC Stock Purchase Agreement between the parties, and such failure to remit shall continue for ten (10) business days after written notice thereof.

         10.2.4 During the first five (5) business days following the fifth anniversary of the Agreement, if CPC and or CPC's Shareholders have not realized Two Million, Two Hundred Twelve Thousand, Eight Hundred Sixty-Six Dollars ($2,212,866) or such amount as adjusted in accordance with the CFP Stock Purchase or the FMC Stock Purchase Agreement, as applicable in Value (as defined below), it may elect to receive Two Million, Two Hundred Twelve Thousand, Eight Hundred Sixty-Six Dollars ($2,212,866) or such amount as adjusted in accordance with the CFP Stock Purchase or the FMC Stock Purchase Agreement, as applicable less any Value received prior to such election.

         1.     Value received shall equal the sum of:

Four Hundred Fifty-Six Thousand, Five Hundred Twenty-Two Dollars ($456,522) plus

Value of Stock Received.

Value of Stock Received is defined as the sum of:

The amount received by CPC and/or CPC Shareholders upon the sale of ProMedCo stock, plus

The Market Value of any shares possessed by CPC and/or CPC Shareholders that is either: (1) registered or (2) that is eligible to be sold pursuant to Rule 144

         2. Within 30 days from the receipt of written notice by CPC of this election, ProMedCo shall be required to pay to CPC in cash, the amount calculated above. Simultaneously with such payment, CPC shall deliver the Subordinated Convertible Notes to ProMedCo, as well as Certificates representing shares of Stock not included in the calculation of Value Of Stock Received. In addition, the Agreement shall continue for the remainder of its 40 year term.

         3. Should ProMedCo not make this payment, then CPC may terminate the Agreement.

         10.2.5 On the second, fourth and sixth anniversaries of this Agreement in the event the average annual Distribution Funds for the previous two year period immediately preceding each such anniversary for CPC is less than seventy-five percent (75 %) of the Distribution Funds of CFP and FMC, in the aggregate, for the twelve (12) month period ended December 31, 1995.

         10.2.6 Within ten (10) days of receipt of notice from Parent that. it does not in . meet the requirements of Section 3.6. In the event CPC fails to terminate this Agreement pursuant to this Section 10.2.6, CPC's right to terminate this Agreement under this Section 10.2.6 shall be waived and of no further force or effect.

         10.3 Termination by ProMedCo. ProMedCo may terminate this Agreement as follows:

         10.3.1 In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by CPC, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by CPC, except for the filing of a petition in involuntary bankruptcy against CPC which is dismissed within 30 days thereafter, ProMedCo may give notice of the immediate termination of this Agreement.

         10.3.2 In the event CPC shall materially default in the performance of any duty or obligation imposed upon it by this Agreement or in the event a majority of the Physicians Shareholders shall materially default in the performance of any duty or obligation imposed upon them by this Agreement or by their employment agreements with CPC, and such default shall continue for a period of 90 days after written notice thereof has been given to CPC and such Physician Shareholders by ProMedCo, ProMedCo may terminate this Agreement.

         10.3.3 ProMedCo may terminate the Agreement if three (3) or more of the original physician shareholders (Drs Meiman, Bostick, Montgomery, Holowach, Schendel, Gober, Machen, Johnson and Brunileve) terminate their Employment Agreements with CPC during the first seven (7) years of the term of this Agreement, for reasons other than death or Total Disability, as such term is defined within Section 4.13.

         10.3.4 On the second, fourth and sixth anniversaries of this Agreement in the event the average annual Distribution Funds for the previous two year period immediately preceding each such anniversary is less than seventy-five percent (75

%) of the Distribution Funds of CFP and FMC, in the aggregate, for the twelve
(12) month period immediately preceding the date of this Agreement.

         10.4 Actions After Termination. In the event that this Agreement shall be terminated, the CPC Distribution and the ProMedCo Distribution shall be paid through the effective date of termination. In addition, the various rights and remedies herein granted to the aggrieved party shall be cumulative and in addition to any others such party may be entitled to by law. The exercise of one or more rights or remedies shall not impair the right of the aggrieved party to exercise any other right or remedy, at law. Upon termination of this Agreement, CPC and the CPC Shareholders shall:

         10.4.1 Intangible Assets. Purchase from ProMedCo at book value the Restrictive Covenants provided for in Section 9 and any other intangible Assets set forth on the Opening Balance Sheet, as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect amortization or depreciation of the Restrictive Covenants and intangibles, which amortization shall be for a period not in excess of 40 years. For purposes of this Section 10.4.1 "Intangible Assets" shall mean those Assets other than those Assets described in Sections 10.4.2 - 10.4.5 hereof.

         10.4.2 Real Estate. Purchase from ProMedCo all real estate, if any, associated with the Clinic at the then book value thereof.

         10.4.3 Improvements. Purchase all improvements, additions or leasehold improvements which have been made by ProMedCo and which relate solely to the performance of its obligations under this Agreement or the properties subleased by ProMedCo, if any, at book value.

         10.4.4 Debts. Assume all ordinary and necessary debt, contracts, payables and leases which are obligations of ProMedCo and which relate principally to the performance of its obligations under this Agreement or the properties subleased by ProMedCo.

         10.4.5 Other Tangible Assets. Purchase from ProMedCo at book value all of the equipment listed as set forth in the CFP Stock Purchase Agreement and the FMC Stock Purchase Agreement, including all replacements and additions thereto made by ProMedCo with the approval of the Policy Council pursuant to the performance of its obligations under this Agreement, and all other tangible Assets, including, but not limited to inventory, supplies, accounts receivable less Adjustments and other tangible Assets set forth on the Opening Balance Sheet, as adjusted through the last day of the month most recently ended prior to the date of such termination in accordance with GAAP to reflect operations of the Clinic, depreciation, amortization and other adjustments of Assets shown on the Opening Balance Sheet.

         10.4.6 Stock. Purchase from ProMedCo all shares of capital stock of CFP and FMC for an amount equal to net book value of CFP and FMC in the aggregate less the aggregate book value paid in accordance with Section 10.4.1 - 10.4.5 hereof.

         10.4.7 Closing of Repurchase Upon Termination by ProMedCo or by CPC Pursuant to Section 10.2.5 or 10.2.6. CPC and the CPC Shareholders shall pay cash or may use the Subordinated Convertible Notes issued pursuant to the CFP Stock Purchase Agreement or the FMC Stock Purchase Agreement as currency for the repurchase described herein. The value of the Subordinated Convertible Notes for purposes of repurchase shall be @@, @, less the value of stock received as defined in Section 10.2.4, but in nicase less than $0. The amount of the purchase price shall be reduced by the amount of debt and liabilities of ProMedCo assumed by CPC and shall be reduced by any payment ProMedCo has failed to make under this Agreement. CPC and any physician associated with CPC shall execute such documents as may be required to assume the liabilities set forth in
Section 10.4.4. and to remove ProMedCo from any liability with respect to such repurchased Assets and with respect to any property leased or subleased by ProMedCo. The closing date for the repurchase shall be determined by CPC, but shall in no event occur later than 180 days from the date of the notice of termination. The termination of this Agreement as provided for in this Section 10 shall become effective upon the closing of the sale of the Assets and CPC shall be released from the Restrictive Covenants provided for in Section 9 on the closing date. From and after any termination, each party shall provide the other party with reasonable access to books and records then owned by it to permit such requesting party to satisfy reporting and contractual obligations which may be required of it.

         10.4.8  Closing of Repurchase Upon Termination by CPC under Sections
10.2.1 - 10.2.4.

         (a) CPC and the CPC Shareholders shall deliver to ProMedCo any 'Unredeemed Equity" received in connection with the CFP Stock Purchase Agreement or the FMC Stock Purchase Agreement. Unredeemed Equity shall mean any shares of ProMedCo common stock which remain unsold on the date of termination and the fair market value of any ProMedCo common stock within ninety (90) days prior to termination and any principal amount of the Subordinated Convertible Notes which has not been converted into ProMedCo common stock as of the date of termination. The delivery of the Unredeemed Equity to ProMedCo shall be deemed to be payment in full for the repurchase obligations under this Section 10.

         (b) For a period of one (1) year after termination of this Agreement by CPC under Sections 10.2.1 - 10.2.4, ProMedCo and Parent will not provide services to any medical group substantially similar to those provided under this Agreement anywhere within the Restricted Area as defined in Exhibit C without the consent of CPC.

11. DEFINITIONS

For the purposes of this Agreement, the following definitions shall apply:

         11.1 Net Clinic Revenues shall mean all of CPC's gross fees or revenues recorded each month for services rendered in connection with the Clinic, including (a) professional medical services furnished to patients by physicians and Physician Extenders and other fees or income generated in their capacity as professionals, whether in an inpatient or outpatient setting plus (b) ancillaries, including medical director fees, global and technical fees from ancillary services; fees for medical, utilization and quality assurance management; interest on malpractice reserve funds; and fees for depositions and expert testimony. The gross fees or revenues shall be reduced by any Adjustments. Net Clinic Revenues specifically excludes Risk Pool Surpluses and revenues or compensation not to exceed two nights per month per physician received by CPC Physician shareholders as a result of the provision of services at urgent care centers which such physician shareholders are providing at nights as of the date of this Agreement.

         11.2 Distribution Funds shall mean those amounts remaining after Clinic Expenses have been deducted from Net Clinic Revenues.

         11.3 ProMedCo Distribution shall mean 15% of Distribution Funds plus a percentage of Risk Pool Surpluses established by Exhibit A.

         11.4 Clinic shall mean the medical care services, including, but not limited to the practice of medicine, and all related healthcare services provided by CPC and the CPC Employees, utilizing the management services of ProMedCo and the Clinic Facility, regardless of the location where such services are rendered.

         11.5 Clinic Facility shall mean the clinic facilities located at 408 Clark Street Northeast, Cullman, Alabama, 35055 and 1948 Alabama Highway 157, Suite 380, Cullman, Alabama 35055, and any substitute facility or additional facility location, within the Restricted Area as defined within Exhibit C.

         11.6 Clinic Expenses shall mean the amount of all expenses incurred in the operation of the Clinic including, without limitation:

         11.6.1 Salaries, benefits (including contributions under any Parent benefit plan), and other direct costs of all employees of ProMedCo and Technical Employees attributable to CPC;

         11.6.2 Direct costs, including benefits, of all employees or consultants of Parent or affiliate of ProMedCo who, with approval of the Policy Council, provides services at or in connection with CPC; provided, however, only that portion of such employee's or consultant's costs without mark-up by Parent that is allocable to Clinic will be a Clinic Expense;

         11.6.3 Obligations of ProMedCo or Parent under leases or subleases related to Clinic operations;

         11.6.4 Interest Expense on indebtedness reasonably incurred by ProMedCo or Parent to finance or refinance any of its obligations or services provided under this Agreement and directly attributable to the Clinic. Interest will be charged for loans or operating cash advances from Parent; in such event, charges will be computed at a floating rate that is equal to the current blended borrowing rate in effect for outside borrowing sources of Parent.

         11.6.5 Personal property and intangible taxes assessed against ProMedCo's assets used in connection with the operation of Clinic commencing on the date of this Agreement;

         11.6.6  Malpractice insurance expenses to the extend extent provided in
Section 8.

         11.6.7 Other expenses reasonably incurred by ProMedCo in carrying out its obligations under this Agreement.

         11.6.8 In the event an opportunity arises for additional physicians in the service area of CPC to become employed by or merge with CPC, and is approved by the Policy Council, amortization of intangible asset value as a result of each such transaction shall be a Clinic Expense.

         11.7  Clinic Expenses shall not include:

         11.7.1 Corporate overhead charges or any other expenses of Parent or any corporation affiliated with Parent other than the kind of items listed above;

         11.7.2  Any federal or state income taxes;

         11.7.3 Any expenses which are expressly designated herein as expenses or responsibilities of CPC and/or CPC Employees;

         11.7.4 Any amortization expense resulting from the amortization of expenses incurred in connection with the acquisition and execution of the CFP Stock Purchase Agreement or the FMC Stock Purchase Agreement and this Agreement; and

         11.7.5 Interest expense on indebtedness incurred by ProMedCo or Parent to finance the consideration paid under the CFP Stock Purchase Agreement or the FMC Stock Purchase Agreement.

         11.7.6 Any liabilities, judgements or settlements assessed against CPC or Physician Shareholders in excess of any insurance policy limits.

         11.8 Risk Pool Surpluses shall mean all hospital incentive funds, specialists incentive funds, and funds from shared risk pools under any risk-sharing arrangements. Risk Pool Surpluses shall be calculated by aggregating all risk pools applicable, including making any deductions for pools that are in a deficit position, and after the direct expenses of risk pool management have been deducted.

         11.9 Opening Balance Sheet shall mean the balance sheet of ProMedCo as of the Effective Date (as defined in the CFP Stock Purchase Agreement or the FMC Stock Purchase Agreement as applicable), prepared in accordance with GAAP (except for the absence of certain note information), and substantially in the form of the attached Exhibit B subject to adjustments in the Consideration (as defined in the CFP Stock Purchase Agreement and the FMC Stock Purchase Agreement).

         11.10 Technical Employees shall mean technicians who provide services in the diagnostic areas of CPC's practice, such as employees of the Clinic laboratory, radiology technicians and cardiology technicians. AU Technical Employees shall be CPC employees.

         11.11 Physician Shareholders shall mean any physician who is a shareholder of CPC, both as of the date of this Agreement (which said Physician Shareholders are parties to this Agreement) and at any future point in time.

         11.12 Physician Employees shall mean any physician employed by CPC and providing medical services to patients on behalf of CPC, who are not Physician Shareholders.

         11.13 CPC Employees shall mean all Physician Shareholders, Physician Employees and Technical Employees at the relevant date.

         11.14  Effective Date shall mean 12:01 a.m. March 6, 1996.

         11.15 Physician Extenders shall mean Nurse Anesthetists, Physician Assistants, Nurse Practitioners, Psychologists, Podiatrists and other such positions, and any position that generates a professional charge, but excluding Technical Employees.

         11.16 Adjustments "Adjustments" shall mean any Adjustments to CPC's gross billings for uncollectible accounts, discounts, Medicare and Medicaid disallowances, workers' compensation discount, employee/dependent health care benefit programs, professional courtesies, and other activities that do not generate a collectible fee. Any adjustments made shall be based on a reasonable historical basis, or a reasonable prospective basis should a new payor agreement apply, and shall be periodically modified during the year to reflect the actual Adjustments. Final Adjustments and any resulting payments owed by one party to the other shall be made within (30) days after completion of the fiscal year audit.

12.  GENERAL PROVISIONS

         12.1 Independent Contractor. It is acknowledged and agreed that CPC and ProMedCo are at all times acting and performing hereunder as independent contractors. Notwithstanding the authority granted to ProMedCo herein, ProMedCo shall neither have nor exercise any control or direction over the methods by which CPC or the CPC Employees practice medicine. The sole function of ProMedCo hereunder is to provide all management services in a competent, efficient and satisfactory manner. ProMedCo shall not, by entering into and performing its obligations under this Agreement, become liable for any of the existing obligations, liabilities or debts of CPC unless otherwise specifically provided for under the terms of this Agreement. ProMedCo will in its management role have only an obligation to exercise reasonable care in the performance of the management services. Neither party shall have any liability whatsoever for damages suffered on account of the willful misconduct or negligence of any employee, agent or independent contractor of the other party. Each party shall be solely responsible for compliance with all state and federal laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment related statutes regarding their respective employees, agents and servants.

12.2  Proprietary Property.

         12.2. Each party agrees that the other party's proprietary property shall not be possessed, used or disclosed otherwise than may be necessary for the performance of this Agreement or except as may be required by law. Each party acknowledges that its violation of this Agreement would cause the other party irreparable harm, and may (without limiting the other party's remedies for such breach) be enjoined at the instance of the other party. Each party agrees that upon termination of this Agreement for any reason, absent the prior written consent of the other party, it shall have no right to and shall cease all use of the other party's proprietary property, and shall return all such proprietary property of the other party in its possession to the other party.

         12.2.2 ProMedCo shall be the sole owner and holder of all fight, title and interest, to all intellectual property ftimished by it under this Agreement, including, but not limited to the trade name "CPC, " all computer software, copyright, services mark and trademark right to any material or documents acquired, prepared, purchased or furnished by ProMedCo pursuant to this Agreement. CPC shall have no right, title or interest in or to such material and shall not, in any manner, distribute or use the same without the prior written authorization of ProMedCo, provided, however, that the foregoing shall not restrict CPC from distributing managed care information brochures and materials without the prior written approval of ProMedCo provided no Proprietary Property of ProMedCo is contained therein. Notwithstanding the preceding, however, ProMedCo agrees that CPC shall be entitled to use on a nonexclusive and nontransferable basis for the term of this Agreement the name "CPC" as may be necessary or appropriate in the performance of CPC's services and obligations hereunder.

         12.3 Cooperation. Each of the parties shall cooperate fully with the other in connection with the performance of their respective duties and obligations under this Agreement.

         12.4 Licenses, Permits and Certificates. ProMedCo and CPC shall each obtain and maintain in effect, during the term of this Agreement, all licenses, permits and certificates required by law which are applicable to their respective performance pursuant to this Agreement.

         12.5 Compliance with Rules, Regulations and Laws. ProMedCo and CPC shall comply with all federal and state laws and regulations in performance of their duties and obligations hereunder. Neither party, nor their employees or agents, shall take any action that would jeopardize the other party's participation, if applicable, in any federal or state health program including Medicare and Medicaid. ProMedCo and CPC shall take particular care to ensure that no employee or agent of either party takes any action intended to violate
Section 1128B of the Social Security Act with respect to soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate) directly or indirectly, overtly or covertly, in cash or in kind in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Title XVIII or XIIX of the Social Security Act, or for purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under Title XVIII or XIIX of the Social Security Act.

         12.6 Generally Accepted Accounting Principles (GAAP). All financial statements and calculations contemplated by this Agreement will be prepared or made in accordance with generally accepted accounting principles consistently applied unless the parties agree otherwise in writing.

         12.7 Notices. Any notices required or permitted to be given hereunder by either party to the other may be given by personal delivery in writing or by registered or certified mail, postage prepaid, with return receipt requested. Notices shall be addressed to the parties at the addresses appearing on the signature page of the Agreement, but each party may change such party's address by written notice given in accordance with this Section. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of three days after mailing.

         12.8 Attorneys' Fees. ProMedCo and CPC agree that the prevailing party in any legal dispute among the parties hereto shall be entitled to payment of its attorneys' fees by the other party.

         12.9 Severability. If any provision of this Agreement is held by a court of competent jurisdiction or applicable state or federal law and their implementing regulations to be invalid, void or unenforceable the remaining provisions will nevertheless continue in full force and effect.

         12.10 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof will be settled by binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall occur in Birmingham, Alabama, unless the parties mutually agree to have such proceedings in some other locale. The arbitrator(s) may in any such proceeding award attorneys' fees and costs to the prevailing party.

         12.11 Construction of Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama. The parties agree that the terms and provisions of this Agreement embody their mutual interest and agreement and that they are not to be construed more liberally in favor of, nor more strictly against, any party hereto.

         12.12 Assignment and Delegation. ProMedCo shall have the right to assign its rights hereunder to any person, firm or corporation controlling, controlled by or under common control with ProMedCo and to any lending institution, for security purposes or as collateral, from which ProMedCo or the Parent obtains financing for itself and as agent. Except as set forth above, neither ProMedCo nor CPC shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party. CPC may not delegate any of CPC's duties hereunder. CPC may not delegate any of CPC's duties hereunder, except as expressly contemplated herein; however, ProMedCo may delegate some or all of ProMedCo' s duties hereunder to the extent it concludes, in its sole discretion, that such delegation is in the mutual interest of the parties hereto, provided however, ProMedCo shall remain responsible for the performance of such duties.

         12.13 Confidentiality. The terms of this Agreement and in particular the provisions regarding compensation, are confidential and shall not be disclosed except as necessary to the performance of this Agreement or as required by law.

         12.14 Waiver. The waiver of any provision, or of the breach of any provision of this Agreement must be set forth specifically in writing and signed by the waiving party. Any such waiver shall not operate or be deemed to be a waiver of any prior or future breach of such provision or of any other provision.

         12.15 Headings. The subject headings of the articles and sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         12.16 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person, firm or corporation other than the parties hereto and their respective successors or assigns, any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, as third party beneficiaries or otherwise, and all of the terms, covenants and conditions hereof shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

         12.17 Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.

         12.18 Modifications of Agreement for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel for both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, or in the event the Alabama State Board of Medical Examiners or other authority with legal jurisdiction shall, solely by virtue of this Agreement, initiate an action to revoke, suspend, or restrict the license of any physician retained by CPC to practice medicine in the State of Alabama, CPC and ProMedCo shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between CPC and ProMedCo. In the event it is not possible to amend this Agreement to preserve in all material respects the underlying economic and financial arrangements between CPC and ProMedCo, this Agreement may be terminated by written notice by either party within 90 days from date of such interpretation or action, termination to be effective no sooner than the earlier of 180 days from the date notice of termination is given or the latest possible date specified for such termination in any regulatory order or notice. Termination pursuant to this Section 12.19 by CPC shall require the affirmative vote of a majority of Physician Shareholders.

         12.19 Whole Agreement; Modification. A contract in which the amount involved exceeds $50,000 in value is not enforceable unless the Agreement is in writing and signed by the party to be bound or by that party's authorized representative. The rights and obligations of the parties hereto shall be determined solely from written agreements. Documents and instruments, and any prior oral agreements between the parties are superseded by and merged into such writings. This Agreement (As amended in writing from time to time), the exhibits, and the schedules delivered pursuant hereto represent the final agreement between the parties hereto and may not be contradicted by; evidence of prior, contemporaneous, or subsequent oral agreements by the parties. There are no unwritten oral agreements between the parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

PROMEDCO, INC.,

By:

Name
Title
Address

PROMEDCO OF CULLMAN, INC.,


By:
Name:
Title:
Address:

CULLMAN PRIMARY CARE, P.C.

By:

Name:
Address:

Allocation of Risk Pool Surpluses

         ProMedCo shall receive a percentage of the Risk Pool Surpluses. ProMedCo's percentage shall be based on the cumulative Risk Pool Surpluses that have occurred during the entire term of this Agreement, including any renewals. The percentage shall be based on the graduated scale as shown below:

Cumulative Risk Pool Savings          ProMedCo %
[*]

         The distribution of Risk Pool Surpluses shall be made on an annual basis no later than 90 days after the conclusion of each contract year of this Agreement, and after a full analysis of an Incurred But Not Reported (IBNR) liabilities. Once the final balance of Risk Pool Surpluses has been calculated, [*]% of that amount shall be distributed, with the final [*]% held for an additional 6 months to pay for any unanticipated claims. At the end of that 6 months, any funds remaining from the [*]% reserved shall be distributed.

                                     A-1

CERTAIN CONFIDENTIAL INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS ON THIS PAGE WHERE INFORMATION HAS BEEN OMITTED ARE MARKED WITH THE SYMBOL "[*]."

AGREEMENT OF EMPLOYMENT

AGREEMENT, made as of the day of , 1996, by and between CULLMAN PRIMARY CARE, P.C., an Alabama professional corporation (the "Employer, " "CPC" or the "Corporation") , and , M.D., a resident of the State of Alabama duly licensed to practice the profession of medicine under the laws of the State of Alabama (the "Employee").

W I T N E S S E T H:

WHEREAS, pursuant to the Provisions of a Stock Purchase Agreement of even date (the "Stock Purchase Agreement"), by and among Cullman Family Practice, Inc. ("CFP, Inc."), Gregory L. Meiman, M.D., Thomas W. Montgomery, M.D., B. Gregory Bostick, M.D., James R. liolowach, M.D. and Michael L. Schendel, M.D., ProMedCo, Inc. and ProMedCo of Cullman, Inc. ("ProMedCo"), ProMedCo acquired substantially all of the stock of CFP, Inc. , including the stock of CFP, Inc. owned by the Employee;

WHEREAS, the Stock Purchase Agreement provides for the contemporaneous execution and delivery of that certain Service Agreement (the "Service Agreement"), which outlines and determines the amount of compensation the Employer is to receive for providing services under said Service Agreement;

WHEREAS, the Employer and the Employee desire to enter into a agreement relating to the employment of the Employee by the Employer to provide for compensation consistent with the relevant provisions of the Service Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. EMPLOYMENT. The Employer hereby employs Employee, and the Employee hereby accepts such Employment from the Employer, upon the terms and conditions hereinafter set forth.

2. EFFECTIVE DATE OF AGREEMENT. This Agreement shall be effective as of the date hereof (the "Effective Date") and shall continue for a period of seven (7) years (the "Initial Term"), unless otherwise terminated pursuant to the terms hereof. Thereafter, the term of Employee's employment hereunder shall renew automatically for three (3) year terms thereafter, unless otherwise terminated as provided below.

3. DUTIES. The Employee shall devote his full time and attention to the practice of medicine in which the Employer is and will be engaged, as an employee of the Employer, and the Employee shall not, without the written consent of the Board of Directors (the "Board"), either directly or indirectly, engage in any other professional or business activity, whether or not such professional or business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that the Employee may engage in personal non-financial pursuits that do not substantially interfere with the performance of his duties under this Agreement and nothing contained herein shall be construed as preventing the Employee from investing his assets in such form or manner as will not require his services in the operation of the affairs of the company or companies in which such investment or investments are made. Any consent granted to the Employee to engage in other professional or business activities shall be revocable by the Employer at any time upon ten (10) days' notice, and the Employee agrees to cease and desist upon receipt of such notice. The Employee shall use his best efforts to promote the interest and welfare of the Employer and, during the term of this Agreement, the Employee shall not engage in the practice of medicine except as an employee of the Employer.

The Employee shall abide by all of the rules, regulations and policies established or promulgated by the Employer. The Employee shall devote such time to the administration and operation of the medical practice of the Employer as the Employer shall determine. The Employee shall provide such evening and weekend coverage for the Employer's medical practice as shall be assigned to him, from time to time, by the Employer. His duties shall include, but not be limited to, the following:

(a) Keeping and maintaining (or causing to be kept and maintained) appropriate records relating to all professional services rendered by him during the term of his employment with the Employer;

(b) Preparing and attending to, in connection with such services, all reports, claims and correspondence necessary or appropriate in the circumstances, all of which records, reports, claims and correspondence shall belong to the Employer;

(c) Working with the staff of the Employer in a cooperative, constructive manner consistent with a policy of providing quality professional services to patients while maintaining excellent morale among the members of the staff of the Employer; and

(d) Carrying out all other duties assigned to him by the Board or the President.

4. DIRECTION OF SERVICES. The Employer shall direct, control and supervise the duties and work of the Employee; provided, however, that the Employer shall not impose employment duties or constraints of any kind which would require the Employee to infringe the ethics of his profession or violate any ordinance or law. The Employer shall have the exclusive right to allocate the patients among its employees with due regard to the source of the patient, the specialty and skill of the employees, and the work load of the employees. The Employer shall have the right to determine the days and hours when the Employee shall perform his duties; provided, however, that the Employee shall not be required to work longer than a physician's normal work week.

5. RELATIONSHIP WITH PATIENTS. The Employee agrees that in dealing with patients or prospective patients of the Employer, he will give no assurance in any form to such persons that he or any particular employee of the Employer will treat such patient, it being expressly understood that the Board, or its designee, shall have sole authority to determine which employees of the Employer shall perform professional services for any particular patient of the Employer. The Employer shall have authority to determine who shall assume the Employee's duties during periods of illness and vacation.

6. FEES FOR SERVICE. Except as otherwise provided herein or in the Service Agreement, all income generated by the Employee for his services as a physician including, without limitation: (i) treatment of patients; (ii) reading or interpreting tests, films or other data; (iii) consulting or testifying with regard to the medical aspects of any controversy, litigation, or safety program;
(iv) consulting, advising, managing or directing with regard to any medical program or facility; or (v) any other compensation paid with respect to any employment or engagement of the Employee on account of his being a medical doctor shall belong to ProMedCo in accordance with the terms of the Service Agreement. The Employee agrees, upon request by the Employer, to render an accounting of all transactions relating to his practice as a physician during the course of his employment. Employee shall be entitled to retain any compensation paid for Employee's participation in educational programs for teaching, instruction, or supervising persons in connection with residency programs in any local hospital.

7 . RELATIONSHIP OF PARTIES. The relationship between the Employee and the Employer is that of employee and employer. The Employee, by virtue of this relationship, shall not have any interest in the Employer's tangible or intangible assets. The relationship between the Employee and the Employer shall not modify or affect in any way the physician-patient privilege or relationship.

8. COMPENSATION. As his entire compensation for all services rendered to the Employer during the term of this Agreement, in whatever capacity rendered, the Employee shall have and receive the compensation which shall be determined from time to time by the Board. Such compensation shall be subject to withholding and other applicable employment taxes.

9.       WORKING FACILITIES.

(a) Office. The Employee shall be provided with an office, stenographic and technical help, equipment and such other facilities and services suitable to his position and adequate for the performance of his duties.

(b) Professional Organizations. The Employer shall pay the reasonable expenses of the Employee's membership and participation in such professional organizations as shall be approved by the Board. The Employee is expected, from time to time, to incur reasonable expenses for additional social, professional, and civic club memberships and participation, entertainment, travel and similar items. The cost of such activities shall be at the sole expense of the Employee except as the Board shall authorize the payment or reimbursement of such expenses as an expense of the Employer.

10. RECORDS. All records, documents and personal or professional files pertaining to patients of the Employer or patients consulted, interviewed, served or treated by the Employee shall belong to and remain the property of the Employer; provided, however, the Employee, upon termination of his employment, shall have the privilege of reproducing at his own expense any of such records of patients treated or served by him during his employment with the Employer.

11. MEETING AND POST-GRADUATE COURSES. The Employee is encouraged and is expected to attend such meetings, professional conventions and post-graduate courses in the field of medicine as approved from time to time by the Board. The cost of tuition and registration for attending such meetings and other costs incurred by the Employee in connection therewith shall be an expense of the Employer.

12. VACATION AND SICK LEAVE. The Employee shall be entitled to (_) weeks of vacation with pay (or such greater length of time as may be approved from time to time by the Board) during each calendar year, such (_) week period to include such time taken by the Employee during the year to attend professional seminars. In addition, Employee shall be entitled to - (-) days per month sick leave during each calendar year. For purposes of this Paragraph 12, a "week" shall mean five business days and one weekend. Such vacation shall be taken by the Employee at such time or times as shall be approved by the Board. In addition, the Employee shall be entitled to such holidays (unless Employee is on call) as the Board may approve. Unused days of vacation, sick leave or holidays may not be carried over from one calendar year to another. No payment for any such unused days of vacation, sick days or holidays shall be made upon the termination of Employee' employment hereunder.

13. HEALTH, WELFARE AND INSURANCE PLANS. In accordance with their terms, the Employee may be entitled to participate in any plans, insurance contracts, or agreements maintained by the Employer relating to retirement, health, disability and other related benefits. The Employee's rights and entitlement with respect to any such benefits will be subject to the provisions of the relevant contracts, policies or plans providing such benefits. Nothing contained herein shall be deemed to impose any obligation on the Employer to initiate or maintain any such plans, policies, contracts or agreements.

14. TERMINATION OF EMPLOYMENT - The employee's employment under the Agreement, shall be terminated immediately upon the happening of any of the following events:

(a) The termination by the Employer of the Employee's employment without cause upon at least ninety (90) days written notice to the Employee; provided, however, that the Employer shall not be entitled to terminate the Employee's employment under the terms of this Paragraph 14(a) during any period of total disability of the Employee as defined in Paragraph 17(c) hereof;

(b) The termination by the Employee of his employment with the Employer without cause upon at least ninety (90) days written notice to the Employer;

(c) The permanent disqualification of the Employee to practice medicine in the State of Alabama;

(d)      The death of the Employee;

(e)      The Employee's expulsion from membership in the Medical
Association of the State of Alabama;

(f)      Abusive use or abuse of drugs or alcohol;

(g)  The total disability of the Employee as set forth in Paragraph
17 hereof;

(h) The suspension, revocation, termination or cancellation of the Employee's membership on the medical staff of, or his privileges at, any hospital for non-disciplinary reasons, including, without limitation, failure to admit patients or failure to maintain patient records on a timely basis;

(i) The termination of Employee's ability to participate in or receive reimbursements from Medicare or Medicaid; and

(j) Immediate termination by the Employer with "good cause" upon the giving of written notice. For the purpose of this Agreement, "good cause" shall include, neglect of duty or professional standards, proven dishonesty, theft, fraud, embezzlement, repeated failure to be available for work or call when scheduled, disloyalty to the Employer, conviction of a felony or a crime involving moral turpitude, willful inattention to the economic or ethical welfare of the Employer, and conduct constituting a breach of this or any other agreement between the Employer and the Employee.

In the event the Employee's employment under the Agreement is terminated without cause pursuant to Paragraph 14(a) or 14(b), the Employer, at its option, may require the Employee to cease providing services to the Employer immediately; provided, however, that the Employee shall receive his compensation and other benefits, if any, hereunder until the effective date of such termination.

15. PAYMENTS BY EMPLOYER UPON TERMINATION. Within fifty (50) days following the effective date of the Employee's termination of employment (the "Termination Date"), the Employer shall pay the Employee (or his legal representative, as the case may be) his compensation due under Paragraph 8 above prorated through the Termination Date. Except as provided in this Paragraph, the Employee shall not be entitled to receive any severance pay or other compensation. The Employee shall not have nor acquire any interest in the Employer's accounts receivable, shall not be entitled to receive any payment from or on account of such accounts receivable and shall have no interest in or claim to the nonvested portion of his benefits in any qualified retirement plan maintained by the Employer.

16. PAYMENTS BY EMPLOYEE UPON TERMINATION. Upon the termination of the Employee's employment, the Employee (or his legal representative, as the case may be) shall pay the Employer an amount equal to the sum of:

(a) all amounts owed by the Employee to the Employer as of the Termination Date; and

(b) the value of all prepaid and unearned items and expenses paid by the Employer for the benefit of the Employee including, without limitation, all prepaid and unearned premiums for health insurance prorated through the Termination Date but only to the extent the Employee continues to derive benefits from such coverage after the Termination Date.

The amount payable to the Employer pursuant to this Paragraph shall be determined by the accountant retained by the Employer and such determination, when made and delivered to the Employer and the Employee (or his legal representative, as the case may be), shall be conclusive and binding on the Employer and the Employee (or his legal representative, as the case may be) - The Employer may offset any amounts payable to it pursuant to this Paragraph against any amounts payable by the Employer to the Employee (or his legal representative, as the case may be) under this Agreement.

17.      DISABILITY.

(a) Amount. Notwithstanding anything to the contrary herein, in the event the Employee becomes totally disabled, as defined below, and is unable to perform his normal duties as an employee of the Employer, then the Employee, in lieu of any compensation due under Paragraph 8 above, shall pay Employee only such compensation as the Board may approve. The parties acknowledge that Employee's compensation and disability benefits hereunder shall be based on Employee's productivity and that Employee's disability will likely result in a reduction and possible elimination of Employee's compensation hereunder.

(b) Termination of Employment. In the event such total disability continues for a period of (_) months in a month period, such disability shall be deemed to be permanent total disability, and the Employee's employment hereunder shall, at the end of such (_) month period, be automatically terminated. If, however, prior to the end of such (_) month period of total disability, the Employee's total disability shall have ceased and he shall have resumed the performance of his normal duties hereunder, the Employee shall thereafter receive his full compensation as set forth in Paragraph 8 hereof.

(c) Definition and Determination of Total Disability. For purposes of this Agreement, the term "total disability" shall mean the Employee's inability to perform the normal duties of his employment by the Employer as a physician. If there is any disagreement between the Employer and the Employee as to the disability or non-disability of the Employee or as to the effective date of any such disability, the same shall be determined after an examination of the Employee by a physician to be selected by the Board and ProMedCo. The Employee shall be available for such an examination at any reasonable time. The determination of such physician selected by the Employer shall be conclusive evidence of the disability or the nondisability of the Employee and of the date any such disability began. If the Employee should not cooperate in the examination by such physician selected by the Employer, then, for purposes hereof, the determination of the Employee's disability or nondisability and the date any such disability began shall be made by the Employer and ProMedCo in their sole discretion.

18. PROFESSIONAL LIABILITY INSURANCE. The Employer, at its expense shall carry professional liability (malpractice) insurance for the Employee in the same manner, with the same limitations and to the same extent and amount, if any, as is provided by the Employer for its other professional employees. Upon the termination of his employment, the Employee shall pay the "tail premium," "final endorsement premium" or any other premium or charge for extending the coverage of the professional liability insurance then carried by the Employer for the nine (9) year period beginning on the date of such termination or otherwise cause such insurance to remain in effect for such nine (9) year period. if the Employee fails to pay such tail premium or cause such insurance to remain in effect for such nine (9) year period, the Employer may pay such tail premium and the Employee shall reimburse the Employer for any and all costs incurred by the Employer in connection with the Employer's payment of such tail premium including interest on such amount at a rate of 15% per annum. Any premium refund or similar reimbursement which may be payable by any malpractice insurance company upon the cancellation of the Employee's coverage on account of the termination of his employment with the Employer shall be the exclusive property of the Employer and the Employee shall cooperate in good faith with the Employer's efforts to collect any such amounts.

19.      PROMEDCO CONSIDERATION.  In the event that, during the Initial
Term of this Agreement, the Employee is terminated by Employer pursuant to Paragraphs 14(c), (e), (f), (h), (i) or (j), or by the
Employee pursuant to Paragraph 14(b), the Employee shall forfeit any Unredeemed Equity (as defined in the Service Agreement) that was yet to be received by him pursuant to the Stock Purchase Agreement (this would include any future interest or principal payments under the Convertible Subordinated Note, and any future Converted Shares) attributable to the sale of his shares in CFP, Inc. Said future consideration will be transferred to ProMedCo (the "Transfer"). The Employee acknowledges that in the event that, during the Initial Term, Employee is terminated by Employer pursuant to Paragraph 14(c), (e), (f), (h), (i) or (j) or the Employee's termination of his or her employment pursuant to Paragraph 14(b), it would be difficult to calculate the precise amount of damages and for that reason the parties have determined that the Transfer will be appropriate liquidated damages for such actions during the Initial Term hereof. The Transfer shall be effective as of the date of the event giving rise to the termination of Employee's employment hereunder by Employer or Employee as aforesaid. The Employee hereby appoints ProMedCo as its attorney in fact to cause such Transfer. The Employer and ProMedCo shall be entitled to specific performance and other equitable relief to enforce the Transfer. This provision is in addition to the rights of Employer pursuant to Paragraph 14 of this Agreement.

20.      NON-COMPETITION AND NON-SOLICITATION.

(a) Noncompetition. During the term of his employment hereunder (including any extensions thereof), the Employee shall not, either directly as a partner, employer, agent, independent contractor, employee or indirectly through a corporation, partnership, affiliate, subsidiary or otherwise:

(1) establish, operate or provide professional medical services at any medical office, clinic or outpatient and/or ambulatory treatment or diagnostic facility within the geographic area described in Exhibit A attached hereto (the "Area") other than such offices, clinics or facilities owned, operated, managed, staffed or leased by ProMedCo, or any affiliate thereof;

(2) solicit, induce or attempt to induce, in connection with any business competitive with that of the Employer, patients of any physician associated with the Employer to leave the care of physicians associated with the Employer; or

(3) solicit, induce or attempt to induce any employee, consultant or other persons associated with the Employer or ProMedco to leave the employment of, or to discontinue their association with the Employer or ProMedCo, or any affiliate thereof.

(b) Employee agrees and covenants that for a period of twenty-four (24) months after the date of termination of his employment with CPC during the Initial Term, the Employee shall not, either directly as a partner, employer, agent, independent contractor, employee or indirectly through a corporation, partnership, affiliate, subsidiary or otherwise, (a) enter into a provider agreement or other contract with, nor provide any medical services in connection with or pursuant to any such provider agreement or other contract, any third party payor having a provider agreement or other contract with CPC or any other employee of CPC at any time within 120 days prior to and including the date of Employee's termination of employment with CPC or (b) solicit, induce or attempt to induce any patient of CPC to become a patient of Employee or any partner, employee or affiliate of Employee. As used herein, a third party payor shall include, without limitation, any employer, coalition of employers, union or similar organization maintaining a health benefit plan for the benefit of its employees or members, any insurance company, any Blue Cross/Blue Shield plan, any health maintenance organization, preferred provider organization, independent physicians association, physicians hospital organization, or similar entity or arrangement which contracts for physician services on behalf of its employees or members or other third party payors. However, as used herein, the term "third party payor" shall not include the federal Medicare program or the state Medicaid program, although such terms shall include any health maintenance organization providing Medicare or Medicaid benefits to plan participants. This provision shall be limited in its application to the Area.

(c) Covenants Necessary. The covenants contained in Paragraphs 20 and 22 herein are necessary to protect the business and goodwill of the Employer and ProMedCo and a breach of these covenants will result in the irreparable harm and continuing damage to the Employer and ProMedCo. In the event the Employee breaches such covenants during the Initial Term, the Employer and ProMedCo shall be entitled to specific performance and/or injunctive or other equitable relief in order to prevent the continuation of such harm, as well as money damages. The Employee waives any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief. The Employee acknowledges that if the Employee breaches the covenants contained in Paragraph 20(b) and the Employer or ProMedCo is unable for any reason to obtain a restraining order from a court of competent jurisdiction within thirty (30) days after application enjoining the breach by the Employee, it will be difficult to calculate the precise amount of the Employer's damages. As a result, the parties have determined that, in the event of such a breach, the Employer's damages shall be equal to Liquidated Damages in the amount of the physician's total compensation for the most recent 12 month period, but not in excess of $200,000.

(d) Limitations. The parties have attempted to limit the provisions of this Paragraph 20 only to the extent necessary to protect each parties' interest. In the event that any provision, section or subsection of this Paragraph 20 is adjudged by any court of competent jurisdiction to be void or unenforceable, in whole or part, such court shall modify and enforce any such provision, section, or subsection to the extent and geographic area that it believes to be reasonable under the circumstances.

21. ACKNOWLEDGMENTS. The Employee hereby represents and acknowledges as follows:

(a) All documents, knowledge and information regarding the methods of operation of Employer and ProMedCo, and any affiliate thereof, are highly confidential and constitute trade secrets, including, but not limited to information regarding patient lists, patient solicitation, patient treatment and charging, financial statements and reports, memorandum or correspondence regarding the Employer's and ProMedCo's, and any affiliate thereof, methods of operation (collectively, "Confidential Information,,);

(b) The Employee is fully capable of earning a livelihood and practicing in the Employee's professional medical field without violating any of the provisions of this Agreement;

(c) The Employee's ability to earn a livelihood and practice in his or her professional medical field without violating any of the provisions of this Agreement was a material condition to the execution of this Agreement;

(d) Under current circumstances, the Employee has no reason to believe that the medical needs of the communities served by the Employer for the professional medical services which the Employer provides cannot be adequately met without the Employee violating any of the provisions of this Agreement; and

(e) The ability to adequately meet the medical needs of the communities served by the Employer for the professional medical services which the Employee will provide without violating any of the provisions of this Agreement was a material condition to the execution of this Agreement.

22. TRADE SECRETS AND CONFIDENTIAL INFORMATION. The Employee shall not disclose, communicate or misuse, to the detriment or injury of the Employer or ProMedCo and any affiliate thereof, any Confidential Information to any person or entity not associated with the Employer or ProMedCo and any affiliate thereof, other than his or her attorneys or accountants who shall also agree not to disclose such information without the written consent of the Employer or ProMedCo, and any affiliate thereof, as the case may be, unless required to disclose it by law or, unless such information is generally known or available in the industry or by the person to whom it is communicated. Immediately after the earlier of the termination of Employee's employment under this Agreement or such time as the Employee shall cease to be associated with the Employer, the Employee shall return any and all Confidential Information to the possession of the Employer and/or ProMedCo, and any affiliate thereof.

23. ARBITRATION. Any dispute arising out of this Agreement shall be settled by a single arbitrator sitting in the City of Cullman, who is mutually agreeable to both parties, and applying the rules and regulations of the American Arbitration Association. The parties hereto agree to be bound by the arbitrator's decision.
Judgment may be entered in any state or federal court having jurisdiction.

24. GENERAL ASSETS OF THE EMPLOYER. Nothing contained in this Agreement nor any action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Employer and the Employee, his designated beneficiary or any other person. Any funds which may be used to discharge the Employer's obligations under the provisions of this Agreement shall be paid from the general funds of the Employer, and no person other than the Employer shall, by virtue of the provisions of this Agreement, have any interest in such funds or assets. To the extent that any person acquires a right to receive payments from the Employer under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Employer.

25. MISCELLANEOUS.

(a) Standards. The Employee shall perform his duties under this Agreement in accordance with such standards of professional ethics and practice as may from time to time be applicable during the term of his employment hereunder.

(b) Nature and Survival of Representations. All representations, warranties and agreements made herein by any of the parties hereto shall survive consummation of the transactions contemplated hereby.

(c) Construction. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Alabama, applied without giving effect to conflict-of-laws principles.

(d) Notices. Any and all notices required or permitted to be given under this Agreement shall be sufficient if furnished in writing and sent by certified mail, return receipt requested, in the case of the Employee, to the Employee's last known residence address or, in the case of the Employer, to its principal office in Cullman, Alabama.

(e) Severability. The provisions of this Agreement shall be severable and if any provision shall be invalid, void or unenforceable in whole or in part for any reason, the remaining provisions shall remain in full force and effect.

(f) Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

(g) Amendment. Neither this Agreement nor any term or provision hereof may be changed, modified, waived, discharged or terminated orally or in any manner other than by instrument in writing, signed by the party against whom the enforcement of such change, modification, waiver, discharge or termination is sought.

(h) Waiver of Breach or Violation Not Deemed Continuing. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

(i) Necessary Action. Each party shall perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

(j) Interpretation. The terms "herein" or "hereunder" or like terms shall be deemed to refer to this Agreement as a whole and not to a particular section. Whenever terms such as "include" or"including" are used in this Agreement, they shall mean "include" or "including", as the case may be, without limiting the generality of any description or word preceding such term. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement. As used herein, all masculine pronouns shall include the feminine or neuter, and all singular terms the plural forms thereof, and vice versa. All references to sections hereunder shall be deemed to refer to sections of this Agreement, unless otherwise expressly provided, whether or not "hereof", "above", "below" or like words are used.

(k) Litigation. In the event that it becomes necessary for any party to initiate litigation for the purpose of enforcing any of any rights hereunder or for the purpose of seeking damages for any violation hereof, then, in addition to all other judicial remedies that may be granted, the prevailing party or parties shall be entitled to recover reasonable attorneys, fees and all other cost that may be sustained by such prevailing party or parties in connection with such litigation. For purposes of any action or proceeding involving this Agreement, each party hereby expressly submits to the jurisdiction of all federal and state courts located in the State of Alabama and consent to be served with any process on paper by registered mail or by personal service within or without the State of Alabama in accordance with applicable law, provided a reasonable time for appearance is allowed. All parties hereby waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding.

(1) Assignment. Employee shall not assign any of his rights or delegate any of his duties under this Agreement without the express prior written consent of the Employer. Employer shall have the absolute right, in its sole discretion, to assign all or any of its rights or obligations hereunder or to delegate all or any of its duties hereunder to any affiliate of Employer or in connection with the sale of substantially all of the operating assets of the Employer's business.

(m) Authority. The provisions of this Agreement required to be approved by the Board have been so approved and authorized.

(n) Fiscal Year Defined. Whenever the term "fiscal year" is used herein, it shall, unless otherwise specified, be deemed to refer to the fiscal year of the Employer.

(o) Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute a single fully executed agreement.

(p) Defined Terms. Except as otherwise defined herein, terms in the Stock Purchase Agreement and the Service Agreement shall have the same meaning in this Agreement.

(q) Entire Agreement. This Agreement and the written documents referred to or described herein contains the entire agreement of the parties hereto regarding the transactions contemplated hereby and thereby and supersede all prior negotiations or agreements among such parties regarding such transactions.

IN WITNESS WHEREOF, the Employer has hereunto caused this Agreement to be executed by its duly authorized officers and the Employee has hereunto set his hand, all being done in duplicate originals with one (1) original being delivered to each party on the day and year first above written.

EMPLOYER:

By:
President



EMPLOYEE: